NEWS RELEASE

CONTACT: Kenneth J. Wagner, SVP Investor Relations
         Provident Financial Services, Inc.
         (201) 915-5344

FOR IMMEDIATE RELEASE:  April 21, 2009


Provident Financial Services, Inc. Announces Delay in First Quarter Earnings Release Due to Anticipated Non-Cash Goodwill Impairment Charge


JERSEY CITY, NJ, April 21, 2009 ---/ PRNewswire-First Call/ Provident Financial Services, Inc. (NYSE:PFS) (the "Company") announced today that it is delaying the first quarter earnings release originally scheduled for April 22, 2009. The delay results from the Company's pending completion of a goodwill impairment analysis as of March 31, 2009. The Company anticipates that it will recognize a non-cash goodwill impairment accounting charge within an approximate range of $125 million ($2.23 per share) to $160 million ($2.85 per share) for the first quarter of 2009. The Company expects to announce financial results for the first quarter of 2009 by May 1, 2009.

The anticipated goodwill impairment charge represents a non-cash accounting adjustment to the Company's financial statements, which will not affect cash flows, liquidity, or tangible capital. As goodwill is excluded from regulatory capital, the impairment charge will not have an adverse impact on the regulatory capital ratios of the Company and its wholly owned subsidiary, The Provident Bank, both of which will remain "well capitalized" under regulatory requirements.

Excluding the anticipated accounting charge, the Company estimates net income of $8.9 million or $0.16 per share for the quarter ended March 31, 2009. After giving effect to the goodwill impairment charge, the Company estimates that it will report a net loss of $116.1 million to $151.1 million, or $2.07 to $2.69 per share, for the quarter ended March 31, 2009. The goodwill impairment charge is not deductible for tax purposes.

Paul M. Pantozzi, Chairman and Chief Executive Officer, commented, "As a result of the prolonged economic downturn, accounting estimates concerning the fair value of certain assets, including goodwill, have been adversely impacted. The goodwill impairment charge will have no impact on our core business and future earnings, and we will continue to be well capitalized." Pantozzi added, "The goodwill relates to prior acquisitions that continue to generate core earnings. However, application of generally accepted accounting principles requires that we currently recognize a goodwill impairment charge."
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At December  31,  2008,  the  Company  had  goodwill  totaling  $498.8  million, primarily as a result of acquisitions completed in 2004 and 2007. U.S. generally accepted accounting principles require companies to perform an annual test for goodwill impairment. As previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, the Company performed an annual goodwill impairment test at September 30, 2008, and a subsequent test at December 31, 2008. The results of both analyses indicated that goodwill was not impaired. As a result of the continued decline in the first quarter of 2009 in stock prices in the financial services sector and in the Company's common stock price, the Company initiated a goodwill impairment test as of March 31, 2009, indicating that goodwill resulting from these acquisitions was impaired. The completion of this analysis will determine the amount of the impairment to be recognized.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. At March 31, 2009, the Bank operated 82 full service branches throughout northern and central New Jersey.

Postponement of Quarterly Conference Call

The Company has postponed the conference call for investors scheduled for April 23, 2009, and will reschedule the call when the Company's financial results for the first quarter of 2009 are finalized.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the

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Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.